EXHIBIT 99.1


                                              Contact:   Calvin E. Jenness
                                                         Senior Vice President
                                                         Chief Financial Officer
                                                         and Treasurer
                                                         503-653-4573
                                              Release:   Immediately

BLOUNT REPORTS THIRD QUARTER EARNINGS

        o   Sales increased 20.0% from last year's third quarter
        o   Income from Operations increased 39.1%
        o   Non-cash deferred tax valuation allowance of $41.0 million recorded

PORTLAND, OR, November 4, 2003- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today reported results for the third quarter ended September 30, 2003. Sales were $145.8 million, a 20.0% increase from $121.5 million in last year's third quarter. Income from operations increased to $24.2 million from $17.4 million in last year's third quarter, a 39.1% increase. Income from continuing operations before tax was $6.7 million compared to a loss of $1.8 million last year. In the third quarter, management decided to recognize a non-cash deferred tax valuation allowance in the amount of $41.0 million ($1.33 per share) after determining that the Company will not likely be able to utilize all of the benefit of its deferred tax asset. Net income exclusive of this valuation allowance in the third quarter was $3.4 million ($.11 per share) compared to a net loss of $3.5 million ($.11 per share) last year. Third quarter net loss on a GAAP basis was $37.6 million ($1.22 per share).

YEAR-TO-DATE RESULTS

Sales through the first nine months of 2003 were $399.9 million compared to $351.4 million last year, a 13.8% increase. Income from operations totaled $61.8 million, a 35.8% increase from last year's $45.5 million. Last year's income from operations included a $5.8 million restructuring expense related to the relocation of the Company's headquarters. Income from continuing operations before income taxes was $6.4 million compared to a loss of $10.7 million last year. Net income exclusive of the deferred tax valuation of $41.0 million ($1.33 per share) was $3.2 million ($.10 per share) for the first nine months compared to a net loss of $9.5 million ($.31 per share) last year. Net loss on a GAAP basis was $37.8 million ($1.23 per share) for the first nine months of 2003.

Commenting on the third quarter results, James S. Osterman stated "The Company's results strengthened in the third quarter as we saw robust demand for our chainsaw and timber harvesting products. The weaker dollar, the effects of hurricane Isabel and the initial shipments of the Timberking product line were all contributing factors to increasing sales and backlog from last year in both the Outdoor Products and Industrial and Power Equipment segments. These third quarter results were better than we had anticipated and we are encouraged by the trends in the forestry equipment market. We expect a solid fourth quarter with sales growing approximately 10% from 2002 and with operating income growth of approximately 5%."

SEGMENT RESULTS

The Outdoor Products segment's third quarter sales were $92.5 million, a 24.7% increase from last year's third quarter sales of $74.2 million. Operating income increased 47.2% to $24.0 million from $16.3 million in last year's third quarter. The increases in sales and profit were due to improvements in all major geographical markets and across all product lines.
The favorable market trends experienced in the first half of the year continued, including a weaker dollar through the third quarter. Demand was further increased with hurricane Isabel on the east coast in late September, leaving the segment's quarter end backlog at $61.1 million, up from $38.5 million in 2002. Segment sales for the first nine months of the year were $265.6 million, an 18.4% increase above last year's $224.3 million. Operating income for the first nine months of 2003 was $66.9 million compared to $50.0 million for the comparable period last year.

The Lawnmower segment's third quarter sales were $8.3 million compared to $10.9 million last year, a 23.9% decline. Operating loss in the third quarter was $0.4 million compared to an operating income of $0.7 million last year. Year-to-date net sales were $26.4 million compared to $32.2 million last year. Year to date operating loss was $0.7 million compared to operating income of $2.0 million last year. The Lawnmower segment sales and profits have been impacted by a decrease in unit shipments due to a weak spring selling season, an increase in competitive offerings from a year ago and higher employee benefit expenses. The introduction of the new model year has been encouraging, with an increase in backlog to $6.4 million from last year's $4.9 million.

The Industrial and Power Equipment segment posted a net sales increase in the third quarter of 23.2% to $45.1 million from $36.6 million in last year's third quarter. Operating income in the third quarter was $3.8 million compared to $2.2 million last year. The increases in sales and profit are the result of an increase in unit sales of timber harvesting equipment and a decrease in competitive discounting experienced in earlier quarters. Backlog increased at quarter-end to $43.3 million from $17.2 million last year. Net sales for the first nine months were $108.2 million compared to $95.9 million in last year's first nine months, a 12.8% increase. Operating income for the first nine months was $4.7 million compared to $3.9 million last year.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations" , "beliefs", "plans", "indications","estimates", "anticipations", and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.


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BLOUNT INTERNATIONAL, INC. FINANCIAL DATA
CONSOLIDATED STATEMENTS OF INCOME


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

Segment Information                                            Three mos. ended Sep. 30   Nine mos. ended Sep. 30
In millions, except share data                                       2003          2002         2003        2002
----------------------------------------------------------------------------------------------------------------
Sales                                                             $ 145.8       $ 121.5      $ 399.9     $ 351.4
Cost of sales                                                        95.6          80.7        262.2       231.6
----------------------------------------------------------------------------------------------------------------
Gross profit                                                         50.2          40.8        137.7       119.8
Selling, general and administrative expenses                         26.0          23.1         75.7        68.5
Restructuring expenses                                                0.0           0.3          0.2         5.8
----------------------------------------------------------------------------------------------------------------
Income from operations                                               24.2          17.4         61.8        45.5
Interest expense                                                    (17.4)        (18.0)       (52.7)      (54.3)
Interest income                                                       0.1           0.2          0.6         0.7
Other income (expense), net                                          (0.2)         (1.4)        (3.3)       (2.6)
----------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                     6.7          (1.8)         6.4       (10.7)
Provision (benefit) for income taxes                                 44.3           0.0         44.2        (2.9)
----------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                          $ (37.6)       $ (1.8)     $ (37.8)     $ (7.8)
Discontinued operations:
     Income (loss) on disposal, net                                   0.0          (1.7)         0.0        (1.7)
----------------------------------------------------------------------------------------------------------------
Net income (loss)                                                 $ (37.6)       $ (3.5)     $ (37.8)     $ (9.5)
----------------------------------------------------------------------------------------------------------------
Basic earnings (loss) per share:
     Continuing operations                                        $ (1.22)      $ (0.06)     $ (1.23)    $ (0.25)
     Discontinued operations                                         0.00         (0.05)        0.00       (0.06)
----------------------------------------------------------------------------------------------------------------
     Net income (loss)                                            $ (1.22)      $ (0.11)     $ (1.23)    $ (0.31)
----------------------------------------------------------------------------------------------------------------
Diluted earnings (loss) per share:
     Continuing operations                                        $ (1.22)      $ (0.06)     $ (1.23)    $ (0.25)
     Discontinued operations                                         0.00         (0.05)        0.00       (0.06)
----------------------------------------------------------------------------------------------------------------
     Net income (loss)                                            $ (1.22)      $ (0.11)     $ (1.23)    $ (0.31)
----------------------------------------------------------------------------------------------------------------
Shares used for per share computations:
Basic                                                           30,814,074   30,795,882   30,805,794  30,795,882
Diluted                                                         30,814,074   30,795,882   30,805,794  30,795,882
----------------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheets                                                       Sep. 30,    Dec. 31,
In millions                                                                                     2003        2002
----------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                                     $ 20.7      $ 26.4
Accounts receivable                                                                             66.1        58.5
Inventory                                                                                       67.6        64.8
Other current assets                                                                            26.3        41.5
Property, plant and equipment, net                                                              92.6        90.7
Other assets                                                                                   114.5       146.1
---------------------------------------------------------------------------------------------------------------
Total assets                                                                                 $ 387.8     $ 428.0
---------------------------------------------------------------------------------------------------------------
Liabilities
Notes payable and current maturities of long term debt                                         $ 5.8       $ 3.4
Other current liabilities                                                                       95.2        96.8
Long term debt                                                                                 605.0       624.1
Other liabilities                                                                               86.8        72.6
----------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              792.8       796.9
----------------------------------------------------------------------------------------------------------------
Stockholders' equity (deficit)                                                                (405.0)     (368.9)
----------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                                         $ 387.8     $ 428.0
----------------------------------------------------------------------------------------------------------------
Segment Information                                            Three mos. ended Sep. 30   Nine mos. ended Sep. 30
In millions                                                          2003          2002         2003        2002
----------------------------------------------------------------------------------------------------------------
Sales
Outdoor products                                                   $ 92.5        $ 74.2      $ 265.6     $ 224.3
Lawnmower                                                             8.3          10.9         26.4        32.2
Industrial and power equipment                                       45.1          36.6        108.2        95.9
Elimination                                                          (0.1)         (0.2)        (0.3)       (1.0)
----------------------------------------------------------------------------------------------------------------
                                                                  $ 145.8       $ 121.5      $ 399.9     $ 351.4
----------------------------------------------------------------------------------------------------------------
Operating income (loss)
Outdoor products                                                   $ 24.0        $ 16.3       $ 66.9      $ 50.0
Lawnmower                                                            (0.4)          0.7         (0.7)        2.0
Industrial and power equipment                                        3.8           2.2          4.7         3.9
Corporate office expenses/Elimination                                (3.2)         (1.5)        (8.9)       (4.6)
Restructuring expenses                                                0.0          (0.3)        (0.2)       (5.8)
----------------------------------------------------------------------------------------------------------------
Income from operations                                             $ 24.2        $ 17.4       $ 61.8      $ 45.5
----------------------------------------------------------------------------------------------------------------
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